EXHIBIT 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is entered into between The BISYS Group, Inc., (“BISYS”), BISYS Management Company (“Employer”) and James L. Fox (“Employee”).
WHEREAS, Employee and Employer have agreed that Employee’s employment with Employer will terminate as contemplated by the provisions described below; and
WHEREAS, in consideration of the amounts payable to Employee hereunder Employee has agreed to release BISYS and Employer from any claims Employee may have in connection with Employee’s employment as more fully set forth herein;
NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.	Termination. Employee’s last date of employment shall be the earlier of (a) the date on which Employee commences alternate employment; and (b) October 2, 2005 (the “Employment Termination Date”). At the option of the Company, the Employment Termination Date may be extended at any time prior to a date not later than December 31, 2005. During the period through the Employment Termination Date, Employee shall be working at the direction of the Chief Executive Officer of the BISYS Group, Inc., primarily in support Alternative Investment Services and Corporate Finance transition activities. In addition to the foregoing, Employee shall be available to assist BISYS in matters involving the current SEC investigations related to certain accounting matters and marketing and distribution support arrangements, as well as any other regulatory or other matters which concern events in which Employee may have been involved.

2.	Compensation and Benefits

2.1	Salary, Separation and Incentive Compensation Payments. In consideration of this Agreement, following the Effective Date (as defined in Section 6.6 hereof), BISYS shall make the following cash payments, to the extent not already made, to Employee:
a.	One-time, lump sum, separation payment of $699,100 (annual base salary of $405,100 plus an amount equal to FY 2005 actual incentive compensation of $294,000) payable within three (3) weeks of the Employment Termination Date; provided that this payment shall not be made if Employee’s employment terminates pursuant to Section 1(a) above.

b.	Fiscal Year 2005 incentive plan compensation of $294,000 to be payable in cash in full (no deferral) when FY 2005 incentive plan payments are made (i.e., first payroll period in September 2005).

c.	One-time, lump sum, payment of $198,750 upon successful transition of CFO/President of Alternative Services responsibilities, payable within three (3) weeks of the Employment Termination Date.
2.2	Medical, Dental, Vision and Flexible Spending Plan Benefits. Employee shall be eligible to continue to participate in the medical, dental, vision, life insurance and disability insurance and flexible spending benefits programs offered to employees of BISYS through the Employment Termination Date. Employee shall be responsible for the Employee portion of the premium costs associated with participation in such benefits programs, which will be deducted from the annual base salary payments through the Employment Termination Date.

2.3	Stock Options. All stock options previously granted to Employee and outstanding (“Outstanding Stock Options”) shall continue to vest in accordance with their terms through the Employment Termination Date.

2.4	Restricted Stock. As of October 1, 2005, Employee shall vest in 10,000 shares of the 20,000 share restricted grant granted to Employee in October 2003. As of August 16, 2005, Employee shall vest in 5,500 shares of the 22,000 restricted grant granted to Employee in August 2004. The remaining unvested 10,000 restricted shares of the October 2003 grant and the remaining 16,500 restricted shares from the August 2004 grant shall be cancelled, effective as of the Employee’s Termination Date.

2.5	D&O Insurance Coverage; Indemnification. BISYS agrees to continue and maintain Directors’ and Officers’ liability insurance covering Employee to the extent it maintains such coverage for executive officers of BISYS. Furthermore, Employee is entitled to the indemnification provisions provided to officers and employees pursuant to the By-Laws of BISYS as in effect from time to time for any actions taken while an employee of BISYS in accordance with such provisions. For so long as Employee continues to fully cooperate with BISYS and any regulatory authorities conducting inquiries or investigations of BISYS and unless BISYS shall determine that Employee is not entitled to indemnification under the terms of such By-laws, BISYS hereby agrees to advance the fees of counsel to Employee, subject to BISYS’ right to recover any fees so advanced in accordance with the provisions of such By-Laws.

2.6	Employee Stock Purchase Plan and 401(k) Plan. Through the Employment Termination Date, Employee shall be eligible to participate in the BISYS 2005 Employee Stock Purchase Plans and the BISYS 401(k) Plan in accordance with the terms of such plans.

2.7	Satisfaction of Compensation. Tender of payments and/or other consideration provided to Employee by BISYS or the Employer as described and set forth above, shall constitute satisfaction by BISYS and the Employer of any and all claims by Employee for wages, vacation pay, commissions, holiday pay, pay for personal days, severance pay, bonus or any other pay for which Employee is or may be entitled and shall be deemed full and complete satisfaction of BISYS’ obligations under that certain Key Executive Separation Agreement entered into by BISYS and Employee.

2.8	Taxes. The compensation and benefits provided hereunder are subject to all applicable federal, state and local taxes.

2.9	No Mitigation; No Offset. Employee is under no obligation to seek other employment and there shall be no offset against amounts due to him on account of remuneration received from subsequent employment.

3.	Post Employment Matters/Return of BISYS Property

3.1	All requests to Employer or BISYS for references regarding Employee’s employment with Employer shall be coordinated with Mr. Rybarczyk. Employee will be notified and copied on all related correspondence.

3.2	Not later than December 31, 2005, Employee shall return all BISYS property to BISYS, including (i) all files and records, and rolodex or other medium containing BISYS information (particularly customer data) and shall not retain any copies, including electronic or disk copies of any such information, and (ii) any personal and/or laptop computer, monitor and related software.

4.	General Release

4.1	In consideration of, and subject to, the payments and other consideration to be provided pursuant to Paragraph 2 above and the other provisions of this Agreement and Release, as of the Effective Date, Employee on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, hereby releases and forever discharges Employer, BISYS and their respective predecessors, successors, subsidiaries and affiliates and each of their officers, directors, employees, agents, shareholders, and assigns, whether previously or hereinafter affiliated in any manner (collectively referred to as the “Released Parties”), from and against any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, which Employee ever had or now has against the Released Parties, or any of them, as of the Effective Date, by reason of any act or omission concerning any matter, cause, or thing, whether contractual, or under common law or statute, including but not limited to all claims for breach of or interference with any alleged express or implied contract, wrongful discharge, intentional or negligent infliction of emotional distress, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, invasion of privacy, misrepresentation, fraud, deceit, negligence, and discrimination pursuant to Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 as amended, the Americans with Disabilities Act, and any and all claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any other statute, federal or state, in each and every case relating to Employee’s employment or the termination of employment, other than the obligations of BISYS and Employer set forth herein; other obligations that by their terms are to be performed after the date hereof (including, without limitation, obligations to Employee under stock option, stock awards, pension or benefit plans which remain in effect in accordance with their terms); obligations to indemnify Employee respecting acts or omissions in connection with his service as an officer or employee of BISYS or any right Employee may have to obtain contribution for an act for which Employee and BISYS are jointly responsible.

4.2	Employee understands and agrees that if Employee does not agree to the waiver and release set forth in Paragraph 4.1 above, Employee would not be entitled to the benefits provided herein following the Employment Termination Date other than COBRA continuation benefits.

4.3	THIS RELEASE IS ALSO INTENDED TO WAIVE ALL RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.A. SECTION 621, ET. SEQ. EMPLOYEE ACKNOWLEDGES THAT PURSUANT TO THIS PROVISION EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE IS HEREBY ADVISED THAT UNDER THE ACT EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT TO CONSIDER THE TERMS AND CONDITIONS HEREIN.

4.4	To the extent that the release set forth in Paragraph 4.1 runs in favor of persons or entities not signatory hereto, this Agreement is hereby declared to be made for each of their express benefits and uses. Employee declares, covenants and agrees that Employee has not assigned heretofore, and will not hereafter seek to assign any claim, demand or cause of action released herein.

4.5	Employee acknowledges that neither this Agreement nor the consideration referenced above is to be construed as an admission on the part of the Released Parties, or any of them, of any liability whatsoever.

4.6	Employee represents, warrants and agrees that Employee has not filed any claims, appeals, complaints, charges or lawsuits (“Claims”) against the Released Parties with any governmental agency or court, and that Employee will not file or permit to be filed or accept any benefit from any Claim filed with any governmental agency or court by Employee or on Employee’s behalf at any time hereafter; provided, however that this Agreement shall not limit any party hereto from commencing and prosecuting any action or proceeding for the purpose of enforcing its rights under this Agreement. Employee agrees not to provide any information, evidence or testimony or otherwise participate in any Claim or proceeding of any kind or nature against any of the Released Parties unless compelled by law.

4.7	Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration to be held in Manhattan in accordance with the rules and procedures of the American Arbitration Association. Each party shall bear his or its own costs of the mediation, arbitration or litigation. Pending the resolution of any disputes, BISYS shall continue payment of all amounts due to Employee under this Agreement and all benefits to which Employee is entitled at the time the dispute arises.

3

5.	Confidentiality and Non-Disparagement

As a specific condition to the performance of this Agreement by BISYS and Employer, until such time as this Agreement is publicly disclosed:

5.1	Employee agrees not to disclose, for any purpose at any time, except as may be required by a subpoena or an order of a court of competent jurisdiction, or in connection with enforcement of Employee’s rights hereunder, any of the following facts to any person except Employee’s immediate family, personal legal and financial advisors:
(a)	The fact that this Agreement exists; except that Employee may disclose to a prospective employer that a satisfactory arrangement has been worked out between Employee and BISYS.

(b)	The fact that Employee will receive or has received any payment or consideration of any kind from BISYS or Employer related in any way to Employee’s separation of employment;

(c)	Any fact relating in any way to, or arising in any way out of, Employee’s employment with BISYS or Employer; and

(d)	Any and all information of Employer and its subsidiaries and affiliates that may constitute and be protected as confidential and proprietary information.
5.2	Employee agrees not to make any statement to any third party or any other entity which Employee could reasonably foresee would cause harm to the personal or professional reputation of BISYS, its affiliates and subsidiaries, particularly Employer, and each of their respective officers, directors and employees. Likewise, BISYS and Employer agree that they (including any of their respective officers, directors, or employees) will not make any statement to any third party or any other entity that could reasonably be foreseen would cause harm to the personal or professional reputation of Employee.

6.	General

6.1	Employee acknowledges and agrees that any notice provisions in connection with any prior agreements or letters of employment have been satisfied and superseded by this Agreement and that this Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York.

6.2	This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, but shall not be assignable by Employee.

6.3	If any provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be severable and this Agreement shall otherwise continue in full force and effect.

6.4	The parties acknowledge that they have read this Agreement, that they are relying solely upon the terms and conditions set forth herein, and are not relying upon any other representations, warranties or inducements whatsoever as an inducement to enter into this Agreement, other than those references herein and acknowledge that no representations, warranties or covenants have been made which are not referenced in this Agreement.

6.5	The failure to enforce at any time any of the provisions of this Agreement or the failure to require at any time performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

6.6	FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING EMPLOYEE’S EXECUTION OF THIS AGREEMENT, EMPLOYEE MAY REVOKE THIS AGREEMENT, AND RESCIND

EMPLOYEE’S ASSENT THERETO. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SEVEN (7) DAYS HAVE PASSED FOLLOWING EMPLOYEE’S EXECUTION OF THIS AGREEMENT. THE EFFECTIVE DATE OF THIS AGREEMENT SHALL BE THE EIGHTH CALENDAR DAY AFTER EMPLOYEE EXECUTES THIS AGREEMENT, IF EMPLOYEE HAS NOT EARLIER REVOKED IT (THE “EFFECTIVE DATE”). EMPLOYEE MAY REVOKE THIS AGREEMENT ONLY BY GIVING WRITTEN NOTICE OF REVOCATION TO EMPLOYER WITHIN THE AFOREMENTIONED SEVEN (7) DAY PERIOD.

6.7	Neither BISYS nor the Employer will oppose Employee’s application for unemployment insurance benefits.

6.8	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

6.9	Unless otherwise set forth herein, all notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally recognized overnight courier, or mailed by registered or certified mail, return receipt requested, addressed as follows, or to such other address as may be provided by the respective parties to this Agreement.

If to BISYS:	THE BISYS GROUP, INC.
90 Park Avenue, 10th floor
New York, New York 10016
Attn: Executive Vice President, Human Resources

If to Employee:	At the last home address on file with the Employer
6.10	This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and replaces and supersedes any and all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, and may not be changed, modified, altered, or amended, nor any of its provisions waived, except in a writing signed by the parties hereto. All prior non-compete, confidentiality, and/or restrictive covenant agreements, if any, between Employee and Employer and/or BISYS shall remain in full force and effect in accordance with their terms.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.
The BISYS GROUP, INC.
(On behalf of itself and all of its subsidiaries and
affiliates, including BISYS Management Company)

By:	/s/ Mark J. Rybarczyk	Date:	August 12, 2005

Mark J. Rybarczyk
Executive Vice President, Human Resources

	/s/ James L. Fox	Date:	Aug. 12, 2005

James L Fox

5